Exhibit (a)(1)

                           Offer To Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                  Organic, Inc.
                                       at
                               $0.33 Net Per Share
                                       by
                     E-Services Investments Organic Sub LLC,
                          a wholly owned subsidiary of
                             Seneca Investments LLC

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, JANUARY 3, 2002, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      The Offer is conditioned on there being validly tendered and not withdrawn on or prior to the Expiration Date at least that number of shares of common stock of Organic, Inc. ("Shares") that (1) would, when aggregated with the Shares owned directly or indirectly by Seneca Investments LLC, represent at least 90% of all Shares outstanding (the "90% Condition") and (2) represent a majority of the Shares outstanding on the date Shares are accepted for payment that are not owned, beneficially or of record, by Seneca, its affiliates and the directors and executive officers of Organic (the "Public Stockholder Condition," and together with the 90% Condition, the "Minimum Conditions"). The Offer is also subject to certain other conditions. See the "Introduction" and Sections 6, 16 and 17 of this Offer To Purchase.

      Seneca Investments LLC beneficially owns 71,603,076 Shares, representing 80.9% of the outstanding Shares as of October 31, 2001. Organic's board of directors has established a committee of directors not employed by or affiliated with Organic, its former majority stockholder or Seneca to evaluate the Offer. As of the date of this Offer To Purchase, neither the committee nor the board as a whole has, to Seneca's knowledge, made a determination as to whether or not it would recommend that stockholders tender their Shares in the Offer, or would remain neutral as to the Offer. Organic's board of directors is required to communicate its determination in this regard to stockholders within ten days of the date of this Offer To Purchase. It is a condition of the Offer that neither the Organic board nor any committee thereof recommend rejection of the Offer.

      Information about how to tender Shares pursuant to the Offer is contained in Section 8 of this Offer To Purchase. In particular, non-institutional stockholders of record will have to deliver their Share certificates to the Depository or arrange for book-entry transfer, as applicable, as provided in
Section 8 of this Offer To Purchase and may be required to have their signatures on the Letter of Transmittal guaranteed as described in Section 8.

                                   ----------

      Questions, requests for assistance and requests for additional copies of this Offer To Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. The information agent is MacKenzie Partners, Inc. You can call the information agent at 1-800-322-2885 (toll free) to help answer your questions.

                                   ----------

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

December 5, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET.............................................................1

INTRODUCTION...................................................................7

SPECIAL FACTORS................................................................9

    1.  Background of the Offer; Contacts with Organic.........................9

    2.  Fairness to Unaffiliated Stockholders.................................13

    3.  Reasons, Purposes, Structure and Alternatives for the
        Transaction; Effects of the Transaction; Plans for
        Organic; Other Matters................................................16

    4.  Certain Related Party Transactions....................................22

    5.  Certain United States Federal Income Tax Consequences.................23

THE TENDER OFFER..............................................................24

    6.  Terms of the Offer....................................................24

    7.  Acceptance for Payment and Payment for Shares.........................27

    8.  Procedures for Tendering Shares.......................................28

    9.  Withdrawal Rights.....................................................31

    10. Price Range of the Shares; Dividends on the Shares....................32

    11. Certain Information Concerning Organic................................33

    12. Certain Information Concerning Purchaser and Seneca...................35

    13. Source and Amount of Funds............................................37

    14. Forward-Looking Statements............................................37

    15. Dividends and Distributions...........................................37

    16. Certain Conditions of the Offer.......................................38

    17. Certain Legal Matters and Regulatory Approvals........................41

    18. Fees and Expenses.....................................................43

    19. Miscellaneous.........................................................43

SCHEDULE I

        Directors and Executive Officers of Purchaser,
        Seneca and Certain of Their Affiliates...............................I-1

SCHEDULE II

         Section 262 of the Delaware General Corporation Law................II-1

                               SUMMARY TERM SHEET

      The following are some of the questions you, as a stockholder of Organic, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer To Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer To Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

      The bidder is E-Services Investments Organic Sub LLC, a Delaware limited liability company formed for the purpose of acquiring the common stock of Organic.

      We are a wholly owned subsidiary of Seneca Investments LLC, a Delaware limited liability company. Seneca beneficially owns 71,603,076 Organic common shares, representing 80.9% of the outstanding shares as of October 31, 2001. See
Section 12 ("Certain Information Concerning Purchaser and Seneca") in this Offer To Purchase for additional information about us.

What are the classes and amounts of shares sought in the offer?

      We are seeking to purchase all of the outstanding common stock of Organic. See the "Introduction" to this Offer To Purchase.

How much are you offering to pay and what is the form of payment?

      We are offering to pay $0.33 per share, net to you, in cash.

Will I have to pay any fees or commissions?

      If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Why are you offering to purchase my shares?

      We are making the offer because we believe that it would enhance our investment in Organic if Organic were to go private rather than remain as a publicly traded company. Our purchase of Organic shares under the share purchase agreement did not depend on whether public stockholders accept the offer.

      The offer price represents a premium of 27% over the last reported closing price of Organic's common stock on September 18, 2001, the last day before Seneca's initial proposal to Organic with respect to the offer, and a premium of 74% over the last reported closing price on December 4, 2001, the last trading day before the date of this Offer To Purchase. For this and other reasons discussed below, we believe that the offer is substantively fair to you, but you should make your own decision about that in light of our self-interest concerning the issue. It is a condition to the offer that a majority of the unaffiliated stockholders tender their shares in the offer. Accordingly, we believe the offer is procedurally fair to you. A complete discussion of the reasons for our beliefs can be found under Section 2 ("Fairness to Unaffiliated Stockholders") in this Offer To Purchase.

      If our offer is not successful, Organic's shares may no longer qualify for listing on the Nasdaq following the expiration of the moratorium on Nasdaq's minimum bid requirement on January 2, 2002. This could adversely affect the trading price of, and your ability to sell, your shares. In addition, if the offer is not successful, we might take steps as Organic's majority stockholder to cause a merger following required filings with the SEC or make open market or privately negotiated purchases to increase our ownership to at least 90% of the outstanding shares in order to effect a merger without a stockholder vote. If we were to pursue either of these actions, it could take considerably longer for you to receive any consideration for your shares than if you had tendered your shares in the offer, and you may, or may not, ultimately receive less consideration than is being offered hereunder.

Do you have the financial resources to make payment?

      Yes. Seneca Investments LLC will provide E-Services Investments Organic Sub LLC with the funds necessary for it to purchase all shares validly tendered and not withdrawn in the offer and to fund the consideration payable in the merger that we intend to consummate if the offer is successful. Our offer is not conditioned upon any financing arrangements. See Section 13 ("Source and Amount of Funds") in this Offer To Purchase.

How long do I have to decide whether to tender in the offer?

      You will have at least until 12:00 midnight, New York City time, on Thursday, January 3, 2002 to decide whether to tender your shares in the offer and deliver the required documents, unless the offer is extended by us. If you own your shares through a broker or other nominee, then you will need to decide whether to tender your shares in the offer and properly instruct your broker or nominee so that your broker or nominee can validly tender your shares by that time. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer To Purchase. See Section 6 ("Terms of the Offer") and Section 8 ("Procedures for Tendering Shares") in this Offer To Purchase.

May the offer be extended and, if it is extended, how will I be notified?

      We may, in our sole discretion, elect to extend the offer at any time. If we extend the offer, we will make a public announcement of the extension by issuing a press release to the Dow Jones News Service before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased shares tendered during the offer during which stockholders may tender their shares and receive the offer consideration. If we decide to provide a subsequent offering period we will make a public announcement of our decision at least five business days in advance. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 6 ("Terms of the Offer") in this Offer To Purchase.

What are the most significant conditions to the offer?

      o There must be validly tendered and not withdrawn prior to the expiration date of the offer that number of shares that would, when aggregated with the shares owned directly or indirectly by us, represent at least 90% of all shares outstanding.

      o There must be validly tendered and not withdrawn prior to the expiration date of the offer that number of shares that represent a majority of the total number of all shares outstanding on the date the shares are accepted for payment that are not held by us, our affiliates and the directors and executive officers of Organic.

      o There must not be a material adverse change in Organic or its business.

      o Neither the board of directors of Organic nor any committee thereof shall have recommended that stockholders reject the offer.

      The offer is not subject to a financing condition. The offer is subject to the satisfaction of other conditions set forth under Section 16 ("Certain Conditions of the Offer") in this Offer To Purchase.

How do I tender my shares?

      If you wish to accept our offer, this is what you must do:

      o If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and Section 8 ("Procedures for Tendering Shares") in this Offer To Purchase.

      o If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery.

      o If you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or such other nominee and give instructions that your shares be tendered.

See Section 8 ("Procedures for Tendering Shares") in this Offer To Purchase.

Until what time may I withdraw previously tendered shares?

      You may withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by February 2, 2002, you may withdraw them at any time thereafter as long as we have not yet accepted shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 6, if one occurs. See Section 9 ("Withdrawal Rights") in this Offer To Purchase.

How do I withdraw previously tendered shares?

      To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a bank, broker or nominee, you must instruct your bank, broker or nominee to arrange for the withdrawal of your shares. See Section 9 ("Withdrawal Rights") in this Offer To Purchase.

Will the tender offer be followed by a merger if all the shares are not tendered in the offer?

      Our current plan is that, if the 90% condition is met, we will have sufficient ownership to complete a merger promptly and without any stockholder vote. If the merger takes place, all remaining stockholders of Organic, other than those who perfect appraisal rights, will receive $0.33 per share in cash (or if a higher price is paid in the offer, such higher price). See the "Introduction" in this Offer To Purchase.

If the offer is successful, will Organic continue as a public company?

      No. If the offer is successful and the merger takes place, Organic will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

      o Organic common stock will no longer meet the published guidelines of the Nasdaq for continued listing and may be taken off the Nasdaq.

      o     There may not be a public trading market for Organic common stock.

      o Organic may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies.

See Section 3 ("Reasons, Purposes, Structure and Alternatives for the Transaction; Effects of the Transaction; Plans for Organic; Other Matters") in this Offer To Purchase.

What are the principal conflicts of interest raised by the offer and what is being done about them?

      Seneca beneficially owns 71,603,076 shares, representing 80.9% of the outstanding shares as of October 31, 2001. Seneca acquired 51,954,975 of those shares, representing 58.7% of Organic's outstanding shares, from Organic's former majority stockholder pursuant to an agreement entered into between Seneca and such stockholder on September 18, 2001. Certain of Organic's present and former directors and officers have ownership interests in Organic's former majority stockholder, including Jonathan Nelson, Chairman of the Board of Organic and the majority stockholder of Organic Holdings. See Section 1 ("Background of the Offer; Contacts with Organic").

      The purchase price for the shares acquired from Organic's former majority stockholder was based on an earn-out formula under which a fixed payment of $8.5 million was made at closing (or $0.164 per share), with an additional payment of $2.5 million ($0.48 per share) if Organic's 2002 profit before taxes exceeds $10.0 million and a payment $5.0 million ($0.096 per share) if Organic's 2003 profit before taxes exceeds $15.0 million and the profit before tax margin is greater than 10%. Additional amounts would become payable under the earn-out formula only if there are substantial improvements in Organic's results of operations over the period from 2004 through 2006. Organic's historical results of operations have not exceeded the threshold for payment of any of these amounts. See Section 1 ("Background of the Offer; Contracts with Organic--Discussions Leading to the Organic Holdings Share Purchase Agreement"). The price Seneca has offered to pay in the tender offer is $0.33 per share, does not include any earn-out feature and is not dependent on Organic's future results of operations.

      In May 2001, Organic's board of directors formed a special committee, which is composed of two directors not employed by Organic or affiliated with Organic's former majority stockholder or Seneca, to consider strategic alternatives such as the offer proposed by Seneca. The special committee has authority to consider the offer made by Seneca for purposes of establishing a view as to the fairness of the offer and making a recommendation regarding such offer to the public stockholders of Organic. The special committee has retained independent legal counsel and Bear, Stearns and Co. Inc. as its financial advisor to assist it in its consideration of strategic alternatives. To the Seneca filing persons' knowledge, Bear

Stearns has not provided a report, opinion or appraisal to Organic in connection with the offer as of the date of this Offer To Purchase.

      As of the date of this Offer To Purchase, neither the special committee nor Organic's board of directors as a whole has, to Seneca's knowledge, made a determination as to whether it would recommend that stockholders tender their Shares in the offer, or would remain neutral as to the offer. Organic's board of directors is required to communicate its determination in this regard within ten days of the date of the Offer to Purchase. It is a condition of the offer that neither the board of directors of Organic nor any committee thereof recommend rejection of the offer.

      In addition, it is a condition of the offer that at least a majority of the total number of shares outstanding, excluding shares held by Seneca, its affiliates and the directors and executive officers of Organic, be validly tendered and not withdrawn, thereby requiring that a majority of the public shares be tendered in the offer. Subject to the other terms of the Offer, if this condition is not met, Purchaser will terminate the Offer without purchasing any Shares. If the Offer is terminated or expires, Seneca reserves the right to purchase shares in the open market, pursuant to another offer or otherwise.

      Seneca agreed in connection with its acquisition of a majority of Organic's stock to support a new management equity plan under which up to 15% of the equity of Organic could be made available to Organic executives, including its Chief Executive Officer. Both Seneca's ownership percentage and Organic Holdings' earn-out percentage would be diluted by shares or rights that may be issued to management under this arrangement. It is anticipated that only a small portion of the shares or rights that may be issued under the arrangement would be issued to Organic executives who have ownership interests in Organic Holdings and no such shares or rights would be issued to Jonathan Nelson, the Chairman of Organic and the majority shareholder of Organic Holdings. It is not expected that any action will be taken with respect to this plan prior to the expiration or termination of the offer. See Section 1 ("Background of the Offer; Contracts with Organic") for additional information about the plan.

If I decide not to tender, how will the offer affect my shares?

      If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer (subject to their right to pursue appraisal under Delaware law). Therefore, if the merger takes place, the primary differences to you between tendering your shares and not tendering your shares are that you will be paid earlier if you tender your shares and appraisal rights will be available to stockholders of record who follow certain legal procedures in connection with the merger but not in the offer. However, if the merger does not take place, the number of stockholders and shares of Organic which are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Organic shares. Also, as described above, Organic may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" and Section 3 ("Reasons, Purposes, Structures and Alternatives for the Transaction; Effects of the Transaction; Plans for Organic; Other Matters") in this Offer To Purchase.

Will I have appraisal rights?

      No appraisal rights are available to you in connection with the offer. However, if the merger is consummated, record stockholders of Organic who have not tendered their shares will have rights under Delaware law to an appraisal of, and to receive payment in cash for the fair value of, their shares if they follow procedures specified by statute. If you are not a record stockholder, the person or firm who is the record stockholder of your shares must exercise appraisal rights for you. See Section 3 ("Reasons,

Purposes, Structure and Alternatives for the Transaction; Effects of the Transaction; Plans for Organic; Other Matters").

What is the market value of my shares as of a recent date?

      On September 18, 2001, the last trading day before Seneca's initial proposal with respect to Organic, the last sale price of Organic common stock reported on the Nasdaq was $0.26 per share. On December 4, 2001, the last trading day before the date of this Offer To Purchase, the last sale price of Organic common stock reported on the Nasdaq was $0.19 per share. We advise you to obtain a recent quotation for Organic common stock in deciding whether to tender your shares. See Section 10 ("Price Range of the Shares; Dividends on the Shares") in this Offer To Purchase.

What are the principal tax consequences of tendering shares?

      The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, if you sell shares pursuant to the offer you will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares sold pursuant to the offer. If the shares exchanged constitute capital assets in your hands, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. Because the purchase of shares in the Offer and the Merger will not occur until after January 3, 2002, any gain or loss resulting from the Offer or the Merger will not be recognized for tax purposes until 2002. You should contact your own tax advisor to determine the particular tax consequences of your tendering your shares. See Section 5 ("Certain United States Federal Income Tax Consequences").

Who can I talk to if I have questions about the tender offer?

      MacKenzie Partners, Inc. is acting as the information agent. You can call the information agent at 1-800-322-2885 (toll free) to help answer your questions. See the back cover of this Offer To Purchase.


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

To Organic, Inc. Stockholders:

                                  INTRODUCTION

      E-Services Investments Organic Sub LLC, a Delaware limited liability company ("Purchaser") and a wholly owned subsidiary of Seneca Investments LLC, a Delaware limited liability company ("Seneca"), hereby offers to purchase all outstanding shares of common stock (the "Shares") of Organic, Inc., a Delaware corporation ("Organic" or the "Company"), that are not directly or indirectly owned by Seneca, at a purchase price of $0.33 per Share, net to the seller in cash, without interest (as changed from time to time in accordance with the Offer and applicable law, the "Offer Price"), less any amounts required by law to be withheld and paid to governmental entities, on the terms and subject to the conditions set forth in this Offer To Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

      On September 18, 2001, Purchaser entered into an agreement (as amended, the "Share Purchase Agreement") to acquire 51,954,975 Shares (58.7% of the then-outstanding Shares) owned by Organic Holdings LLC ("Organic Holdings"), Organic's former majority stockholder. At that time, Purchaser also indicated that, subject to the satisfaction of various conditions, it would be prepared to enter into a transaction to acquire the remaining Shares for $0.33 per Share in cash. On December 3, 2001, the Share Purchase Agreement was amended and, on December 4, 2001, the purchase under the Share Purchase Agreement was completed. The Offer was made to Shareholders on December 5, 2001.

      Organic's board of directors has established a special committee of directors not employed by or affiliated with Organic, Organic Holdings or Seneca to evaluate the Offer. As of the date of this Offer To Purchase, neither the special committee nor the board as a whole has, to Seneca's knowledge, made a determination as to whether it would recommend that stockholders tender their Shares in the Offer, or would remain neutral as to the Offer. Organic's board of directors is required to communicate its determination in this regard to stockholders within ten days of the date of this Offer To Purchase. It is a condition of the Offer that neither the Organic board nor any committee thereof recommend rejection of the Offer. Each stockholder should make its own determination as to whether to accept or reject the Offer.

      The Offer is also conditioned upon, among other things, the Minimum Conditions. The Offer is not conditioned upon Purchaser's obtaining financing. See Section 16 of this Offer To Purchase for a description of the conditions to the Offer.

      As of the date of this Offer To Purchase, Purchaser beneficially owns 71,603,076 Shares, which represent 80.9% of the outstanding Shares. Upon acquiring at least 90% of the outstanding Shares, Purchaser would be able to, and presently intends to, cause Organic to effect a merger (the "Merger") in which each outstanding Share (excluding any Shares beneficially owned and held by Purchaser and Shares ("Dissenting Shares"), if any, held by stockholders who perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive in cash the same amount paid in the Offer (the "Merger Consideration").

      Certain tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

      Subject to the other terms of the Offer, if the Public Stockholder Condition is not met, Purchaser will terminate the Offer without purchasing any Shares. In that event, Seneca, which does not presently have any representatives on Organic's board of directors, may seek to cause to be elected to Organic's board of directors designees of Purchaser that would constitute a majority of the board and Purchaser may

(1) leave Organic as a publicly traded corporation, (2) seek to cause Organic to seek to delist the Shares from trading on Nasdaq, (3) seek to engage in certain open market or privately negotiated purchases of Shares in an effort to increase Purchaser's ownership to at least 90% of the outstanding Shares and effect a merger under the DGCL, and/or (4) cause Organic to call a special meeting of stockholders to approve a Merger and vote all of its Shares in favor of approval of the Merger, which would require the filing with the Securities and Exchange Commission (the "Commission") of certain disclosure materials prior to consummation of the Merger. If Purchaser terminates the Offer, any subsequent purchases made by Purchaser may be at prices less than $0.33 per Share and the consideration stockholders receive in any merger or other business combination may be less than $0.33 per Share.

      No assurance can be given as to whether or when any Merger will be consummated and, similarly, no assurance can be given as to whether or when any consideration will be paid to stockholders who do not tender their Shares in the Offer. If the Merger does not occur, stockholders would receive no cash for their Shares from Purchaser, and the trading price for the Shares could decline, including down to a price at or below which the Shares were trading prior to the date Purchaser announced its intention to commence the Offer. If Purchaser were to pursue either of the actions set forth in clauses (3) or (4) of the immediately preceding paragraph, it could take considerably longer for stockholders to receive any consideration for their Shares than if they had tendered their Shares in the Offer, and stockholders may receive less consideration than is being offered hereunder.

      Purchaser reserves the right, in its sole discretion, to extend the Offer in order to meet the Minimum Conditions or any other condition.

      As of October 31, 2001, there were 88,507,762 Shares issued and outstanding held by 352 stockholders of record and as of November 14, 2001, stock options to purchase 8,300,146 Shares were outstanding. Based on the number of Shares reported to be outstanding as of October 31, 2001 and assuming no exercises of options, Seneca and Purchaser currently believe that (1) 8,053,910 Shares must be tendered and not withdrawn prior to the expiration date of the Offer to satisfy the 90% Condition and (2) 8,434,308 Shares must be tendered by stockholders other than Seneca, Purchaser and its affiliates and the directors and executive officers of Organic and not withdrawn prior to the expiration date of the Offer to satisfy the Public Stockholder Condition.

      Seneca and Purchaser have been advised by Organic that, as of November 14, 2001, the directors, executive officers and employees of Organic, as a group, held options to purchase 8,300,146 Shares. Purchaser is not offering to acquire these options in the Offer. Each holder of an option that is vested or becomes vested prior to the expiration of the Offer may exercise such option prior to the expiration of the Offer and the Shares received upon such exercise may be tendered pursuant to the Offer. However, options to purchase only 3,188,718 Shares have strike or exercise prices below the $0.33 per share Offer Price, and the aggregate spread on the options between the Offer Price and the exercise price is about $275,000.

      No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of Organic's stockholders. See Section 3.

      Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Purchaser will pay all charges and expenses of EquiServe Trust Company, N.A., as the depositary (the "Depositary"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 8 ("Procedures for Tendering Shares").

      This Offer To Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

                                SPECIAL FACTORS

1.    Background of the Offer; Contacts with Organic

Seneca's Formation

      At the time that Organic completed its initial public offering of common stock in 2000, Omnicom Group Inc. ("Omnicom") owned 19% of the outstanding Shares and Bruce Redditt, Executive Vice President of Omnicom, was a member of Organic's board of directors. Like other initial public offerings of technology-oriented companies in this period, Organic's offering was generally well received in the capital markets and Shares traded up to almost $60 per Share shortly after the initial public offering.

      Organic experienced substantial growth during the first three quarters of 2000:

                                                          Year-Over-Year
                 Revenue in     Sequential Quarterly        Quarterly
      Period      Millions        Revenue Growth %       Revenue Growth %
      ------      --------        ----------------       ----------------
        Q1         $29.214              14%                    190%
        Q2         $37.161              27%                    111%
        Q3         $37.351               1%                     53%

      Until Organic's growth rate began to slow at the end of 2000, Organic dramatically increased its headcount, made substantial real estate, technology and other commitments and generally increased its cost base in anticipation of continued strong growth. While Organic had losses during this period, its expectation was that its operations would become profitable due to continued revenue growth and a flattening of the rate of increase in its cost structure.

         However, since the fourth quarter of 2000, Organic's year-over-year growth rate has been negative.

                                                          Year-Over-Year
                 Revenue in     Sequential Quarterly        Quarterly
      Period      Millions        Revenue Growth %       Revenue Growth %
      ------      --------        ----------------       ----------------
       2000
        Q4         $24.888             -33%                     -3%
       2001
        Q1         $14.330             -42%                    -51%
        Q2         $13.762              -4%                    -63%
        Q3         $13.894               1%                    -63%

      In response to these market conditions, in December 2000, Organic announced that it was eliminating approximately 270 positions (distributed 70% among professional service staff and 30% among corporate services staff) and taking a $6.8 million pretax restructuring charge; in March 2001 Organic announced a second restructuring in which approximately 300 positions (distributed 75% among professional service staff and 25% among corporate services staff) were eliminated, resulting in a $30.6 million pretax restructuring charge; and in July 2001, Organic announced an additional reduction in its workforce of approximately 80 positions (distributed 55% among professional service staff and 45% among corporate services staff), resulting with other actions in an additional restructuring charge of $10.3 million. On November 1, 2001, Organic announced that it anticipated an additional reduction in force of approximately 50 employees.

      Beginning in early 2001, Jonathan Nelson, Chairman of the Board of Organic and Chairman and the controlling stockholder of Organic Holdings, which had been Organic's majority stockholder since prior to Organic's IPO, held preliminary discussions with various Omnicom executives, including John Wren, Omnicom's Chief Executive Officer, and Randall Weisenburger, Omnicom's Chief Financial Officer, about various transactions, including possible sales of all or a portion of Organic Holdings' equity interest in Organic to Omnicom. In March 2001, Mr. Wren informed Mr. Nelson that Omnicom was considering the formation of a new company to hold certain of its e-services investments, including the Shares owned by Omnicom. Mr. Wren also indicated that, if the new company was formed, he anticipated that the new company would desire to continue discussions involving possible transactions with Organic Holdings and/or Organic.

      On April 2, 2001, Omnicom and Pegasus Partners II, LP ("Pegasus Partners"), a private investment firm previously unaffiliated with Organic or Omnicom, entered into an agreement in principle to organize Seneca with the objective of maximizing consolidation and other strategic opportunities among companies in the e-services consulting and professional services marketplace. Seneca was formed by Pegasus Partners, Organic Holdings and Omnicom on May 2, 2001. In addition to its ownership interest in Organic, following its formation, Seneca held investments in 15 other e-services companies. For further discussion of Seneca's formation, see Section 12 ("Certain Information Concerning Purchaser and Seneca"). In connection with Seneca's formation, Omnicom contributed all of the equity of Communicade LLC, a wholly owned subsidiary of Omnicom, to Seneca, and Seneca acquired 4,365,000 additional Shares for $0.193 per Share (plus contingent rights to subsequent earn-out payments similar to the earn-out payments under the Share Purchase Agreement if Organic's results of operations substantially improve) in private transactions. As a result, Seneca beneficially owned 22.1% of the then outstanding Shares. Mr. Redditt resigned as a director of Organic in light of Omnicom's disposition of its interest in Organic to Seneca.

Discussions Leading to the Organic Holdings Share Purchase Agreement

      Following the announcement of the formation of Seneca, representatives of Seneca, Omnicom and Organic Holdings, including Messrs. Nelson, Wren, Weisenburger and Michael Tierney, Seneca's Chief Executive Officer, engaged in further discussions of basic concepts for Seneca's possible acquisition of the Shares owned by Organic Holdings. The underlying concept being discussed was that Organic Holdings would sell Shares to Seneca in exchange for an initial cash payment, with subsequent payments based on Organic's future results of operations.

      On an intermittent basis from May 2001 through September 2001, representatives of the parties held discussions regarding possible terms for a transaction. The primary issues negotiated in this period were the various terms for the possible earn-out structure which were eventually reflected in the Share Purchase Agreement described below, including (1) the timing of the payments to be made, (2) the structure of the overall transaction, (3) the amount of the cash downpayments to be made early in the payment period, (4) the multiple of profit before tax to be used in calculating the earn-out payments, (5) the scope of the representations, warranties and indemnities that Organic Holdings would make regarding Organic's business, financial condition, results of operations and prospects, and (6) the limitations to which Seneca would be subject to concerning possible acquisitions, divestitures and other major transactions affecting Organic during the earn-out period. The most significant valuation issues between the parties related to assessment of Organic's future prospects in light of, among other factors, the rapidly declining e-services market, the future effect of the various layoffs and cost-reduction efforts since the fourth quarter of 2000, the deterioration of general economic conditions over the course of this year, the potential impact of the September 11th terrorist attacks and responses thereto and the assessment of the impact of the ultimate cost of certain of Organic's long-term obligations, particularly real estate lease obligations undertaken when Organic's business was rapidly expanding. Seneca and Organic Holdings did not agree on or otherwise quantify these particular issues in the negotiations although Organic did provide Seneca the forward-looking information described in Section 11 ("Certain Information Concerning Organic") and additional information relating to the restructuring charges taken in 2000 during the course of 2001. In addition, Organic's most significant long-term obligation was the lease for its office space in San Francisco, which was restructured prior to the closing under the Share Purchase Agreement. The principal terms of the lease restructuring were Organic's payment of $11.7 million in exchange for a release of approximately 140,000 square feet of space and reductions in rent on the remaining space, which Organic estimates will result in cost savings in rent and operating expenses of $8.0 million in 2002 and $74.1 million from 2003 through 2010. See Section 4 ("Certain Related Party Transactions") for additional information regarding the San Francisco lease restructuring and its funding.

      In connection with the Seneca-Organic Holdings discussions, representatives of Omnicom and Seneca informed Organic Holdings that Seneca might propose to acquire the Shares not owned by Seneca or Organic Holdings if the purchase of Organic Holdings' majority interest in Organic was completed. In May 2001, Organic's board of directors established a special committee of directors, which is composed of two directors not employed by Organic or affiliated with Organic Holdings or Seneca, to consider strategic alternatives. The special committee retained Bear, Stearns & Co. as its financial advisor and Mayer, Brown & Platt as its legal advisor. However, there were no substantive discussions between representatives of Seneca and the special committee or its advisors until late in 2001.

      On September 18, 2001, Seneca entered into the Share Purchase Agreement to acquire a subsidiary of Organic Holdings which held 51,954,975 Shares, or 58.7%, of the total outstanding Shares. On December 3, 2001, the Share Purchase Agreement was amended to (1) reduce the cash amount payable early in the earn-out period from $16.2 million to $8.5 million, (2) provide that most of Organic Holdings' representations and warranties relating to Organic would terminate as of the closing of the purchase, and (3) limit Organic Holdings' rights in respect of covenants regarding acquisitions, divestitures and other transactions involving Organic during the earn-out period. The closing of the purchase of these Shares to Seneca was consummated on December 4, 2001, after which Seneca became the beneficial owner of an aggregate of 80.9% of the outstanding Shares. The Share Purchase Agreement was approved by Organic Holdings' member directors, comprised of Jonathan Nelson, a director of Organic and its Chairman, Gary Hromadko, a director of Organic, and Michael Hudes, Organic's former president and a former director.

      The amount payable to Organic Holdings for the Shares purchased under the Share Purchase Agreement is based on an earn-out formula calculated by reference to, in general, 4.5 to 6.5 times Organic's average annual profit before taxes for the three years ended December 31, 2006. An advance cash payment of $8.5 million was paid at closing. Additional payments, if any, would depend on Organic's results of operations through December 31, 2006, and are calculated as follows:

      2003......... If 2002 PBT is greater than $10.0 million, an aggregate payment of $2.5 million
      2004......... If 2003 PBT is greater than $15.0 million and the 2003 PBT
                    Margin is greater than 10%, an aggregate payment of $5.0 million
      2005......... 58.74% of (2002 PBT + 2003 PBT + 2004 PBT), minus prior payments
      2006......... 58.74% of (2003 PBT + 2004 PBT + 2005 PBT), minus prior payments
      2007......... 97.90% of CAPBT, minus prior payments

      For this purpose:

      o "PBT" means Organic's consolidated net income before income taxes determined in accordance with generally accepted accounting principles, subject to technical adjustments specified in the amended Share Purchase Agreement.

      o "PBT Margin" means the percentage equivalent of the quotient determined by dividing PBT by revenues for a given period.

      o "CAPBT" means the sum of the aggregate PBT for 2004, 2005 and 2006 minus (a) the negative PBT, if any, for the period between the closing of the amended Share Purchase Agreement and December 31, 2001 plus (b) two times the amount of negative PBT, if any, for 2003, subject to technical adjustments specified in the amended Share Purchase Agreement.

      Accordingly, Organic Holdings received $0.164 per Share in cash at the closing of the sale plus, if applicable, earn-out payments on the basis summarized above. The amount that Organic Holdings will receive under the amended Share Purchase Agreement will depend on Organic's future results of operations. These amounts may be higher or lower than the $0.33 per Share to be paid in the Offer and the Merger. However, for any earn-out amounts to be payable, Organic's results of operations would have to substantially improve. See Section 11 ("Certain Information Concerning Organic").

      Also in connection with the amended Share Purchase Agreement, Seneca agreed to vote its Shares in favor of adopting an equity incentive plan providing for stock awards to certain members of Organic's management for up to an aggregate of 15% of Organic's equity. It is currently contemplated that among the executives of Organic to receive stock awards would be the following Organic officers:

                                                               Anticipated award
                                                                as a % of the
   Name                             Title                     outstanding equity
   ----                             ------                    ------------------
   Mark Kingdon         Chief Executive Officer                        10%
   Dan Lynch            Vice President, Business Development            1%
   Marita Scarfi        Vice President, Operations                      1%
   Debra Chrapaty       Senior Vice President, Technology             0.8%
   Steve Vattuone       Vice President, Finance                       0.1%
   Lynda Ward Pierce    Vice President, Human Resources               0.1%
   Others                             --                                2%

Shares or rights awarded under this plan would be subject to vesting requirements (with 20% vested each year, subject to acceleration upon a change in control of Organic) and be subject to rights under which Organic and, subject to certain limitations, the executive could repurchase the award or cause it to be repurchased based on a multiple of PBT over a measurement period prior to the repurchase. Both Seneca's ownership percentage and Organic Holdings' earn-out percentage would be diluted by shares or rights that may be issued to management under this arrangement. It is anticipated that only a small portion of the shares or rights that may be issued under the arrangement would be issued to Organic executives who have ownership interests in Organic Holdings and no such shares or rights would be issued to Jonathan Nelson, the Chairman of Organic and the majority shareholder of Organic Holdings.

      The grant of stock awards under the proposed incentive plan will, in each case, be subject to the terms and conditions set forth in the incentive plan and any required stockholder approvals. It is not expected that any action will be taken with respect to this plan prior to the expiration or termination of this Offer.

Seneca's September 18th Proposal to Purchase Publicly Held Shares

      Simultaneously with the execution of the Share Purchase Agreement, Seneca made a preliminary proposal to acquire all the remaining outstanding Shares for $0.33 per Share in cash. At that time, Seneca anticipated that this transaction would be structured as a cash merger. The preliminary proposal was subject to
(1) participation in the transaction by the holders of at least half of the Shares not owned by Seneca or under contract to be purchased by Seneca, (2) the closing of the Share Purchase Agreement, (3) the satisfactory restructuring of Organic's San Francisco lease, (4) the absence of any material adverse changes in or material defaults by Organic, and (5) other customary conditions. Organic referred Seneca's proposal to a special committee of its board of directors.

      Prior to the date of this Offer To Purchase, there have been no substantive discussions or negotiations between Seneca, on the one hand, and Organic, the special committee or any of the directors or executive officers of Organic regarding Seneca's September 18th proposal, except that following receipt of Seneca's September 18th proposal, the special committee's legal advisors requested the formal terms of Seneca's proposal from Seneca's legal advisors and on several occasions in October and November 2001 representatives of the special committee discussed with Seneca's officers the scope and content of the conditions stated in the September 18th proposal and requested that Seneca enhance the proposed amount payable over the $0.33 per Share amount indicated by Seneca on September 18, 2001. Following one of the requests in late November 2001, Seneca's Chief Financial Officer, Gerard Neumann, informed the special committee representatives that Seneca would submit the formal terms for its proposal if possible amendments to the Share Purchase Agreement were finalized, but that he did not expect that Seneca would increase the amount of its proposal above $0.33 per Share.

      The purchase by Seneca under the Share Purchase Agreement occurred on December 4, 2001. Thereafter, Seneca delivered a letter to Organic's special committee restating its willingness to proceed with the September 18th proposal. In the letter, Seneca stated that it did "not intend to entertain requests that [it] increase the $0.33/Share price in light of events since September 18th, notwithstanding the usual practice in this context of first offering less than the ultimate price." On December 5, 2001, Seneca commenced the Offer.

      The Offer and the proposed Merger have not been approved by Organic, its board of directors or any committee thereof. To the knowledge of Seneca and Purchaser, no director or executive officer of Organic has made any recommendation with respect to the Offer or the Merger. Under the rules promulgated by the Commission, Organic will be required to advise its stockholders whether it recommends acceptance or rejection of the Offer, expresses no opinion and is remaining neutral with respect to the Offer or is unable to take a position with respect to the Offer. The Offer is, however, conditioned on neither Organic's board of directors nor its special committee recommending that the stockholders reject the Offer.

2.    Fairness to Unaffiliated Stockholders

      Because Purchaser currently owns approximately 80.9% of the outstanding Shares, Purchaser is deemed an "affiliate" of Organic under Rule 12b-2 of the Exchange Act even though no representative of Seneca is presently a member of Organic's board of directors. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, Seneca and Purchaser have considered the fairness of the Offer to the stockholders of Organic, other than themselves, and, in connection with the Offer, Purchaser and Seneca have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule

13E-3"). As Omnicom and Pegasus Partners own all of the capital stock of Seneca, they may be deemed to beneficially own the Shares owned by Seneca, although they disclaim beneficial ownership of these Shares. As a result, Omnicom and Pegasus Partners have joined in the filing of the Schedule 13E-3 and we refer to Seneca, Purchaser, Omnicom and Pegasus Partners together as the "Seneca filing persons." All statements in this document made by the Seneca filing persons are, therefore, made by Seneca and Purchaser and joined in by Omnicom and Pegasus Partners. All determinations as to the Seneca filing persons' position as to the Offer and the Seneca filing persons' reasons for the Offer have been made in the first instance by Seneca's management. While Omnicom and Pegasus Partners concur with such statements, they are relying on Seneca's management with regard to these statements.

      As discussed in Section 3 ("Reasons, Purposes, Structure and Activities for the Transaction; Effects of the Offer and the Merger; Plans for Organic; Other Matters"), the Seneca filing persons believe that it would enhance Seneca's investment in Organic if Organic were to go private rather than remain as a publicly traded company. However, Purchaser's purchase of Shares under the Share Purchase Agreement did not depend on whether public Shareholders accept the Offer.

      For the following reasons, the Seneca filing persons believe that the Offer is substantively fair to Shareholders. However, all Shareholders should make their own decisions about that in light of the self-interest of the Seneca filing persons in the issue.

      o That the $0.33 per Share Offer Price represents a premium of (1) 27% over the last reported closing sales price of $0.26 per Share as reported by the Nasdaq on September 18, 2001, the last date prior to Seneca's initial proposal with respect to Organic, and (2) 74% over the last reported closing sales price of $0.19 per Share as reported by the Nasdaq on December 4, 2001, the last trading day before the date of this Offer To Purchase;

      o The stock market's reaction to Seneca's initial proposal with respect to Organic, particularly the fact that after such proposal Shares continued to trade at a significant discount to the indicated $0.33 per Share price;

      o The rapid expansion and contraction of Organic's business since 1998, the uncertainties caused by the rapidly declining e-services marketplace, the potential effects of layoffs and other cost-reduction efforts initiated by Organic since the fourth quarter of 2000, the deterioration in general economic conditions over the course of this year, the potential impact of the September 11th terrorist attacks and responses thereto and assessment of the ultimate cost of certain of Organic's long-term obligations, including real estate lease obligations undertaken when Organic's business was rapidly expanding (See Section 1 ("Background of the Offer; Contacts with Organic") for a discussion of the restructuring of Organic's San Francisco lease);

      o The costs (estimated at $1.4 million per year) and risks associated with Organic continuing to have publicly traded equity, including the adverse consequences resulting from the perception that Organic will not remain viable given the low prices at which its Shares have been traded since early this year;

      o The absence of a reliable forecast of Organic's future results of operations (see Section 11 ("Certain Information Concerning Organic") for certain forward-looking information);

      o The Offer is conditioned upon (1) the Public Stockholder Condition requiring that a majority of unaffiliated stockholders elect to participate in the Offer and (2) unaffiliated directors either recommending acceptance or remaining neutral as to the Offer;

      o That the Offer is an all-cash offer for all publicly held Shares, which the holders thereof can accept or reject voluntarily, is not subject to a financing condition and could be completed in about a month;

      o To the Seneca filing persons' knowledge, no firm offers have been made with respect to Organic regarding a merger or other business combination, or the sale of all or any substantial part of the assets or securities of Organic and that Organic's prior efforts to find a third party interested in acquiring it were unsuccessful; and

      o That the Offer provides stockholders who are considering selling their Shares with the opportunity to do so without incurring the transaction costs typically associated with market sales and without incurring any price discounts due to the relative illiquidity of the Shares.

      Stockholders of Organic should also consider the following factors in deciding whether to tender their Shares:

      o The $0.33 per Share Offer Price reflects a value per Share far below Organic's initial public offering price of $20.00 and the highest trading price at which the Shares have traded of $59.02, reached on February 10, 2000;

      o The fact that the Offer is being made in a period of significant uncertainty in Organic's business and general economic conditions; and

      o Because Seneca owns Shares representing approximately 80.9% of the outstanding voting power of Organic, there can be no effective "market check" on the Offer. It is highly unlikely that any third party would bid for Organic under these circumstances.

      The foregoing discussion of the information and factors considered by the Seneca filing persons is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its determination of the Offer Price and its evaluation of the fairness of the Offer, the Seneca filing persons did not find it practicable to, and did not, qualify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance.

      In their assessment of the fairness of the value offered to Organic's unaffiliated stockholders, the Seneca filing persons did not consider Organic's net book value ($0.254 per share as of September 30, 2001) or liquidation value to be relevant because the nature of Organic's business as a service provider results in Organic being valued based on factors other than the assets appearing on Organic's balance sheet. In addition, while Organic's assets are not easily valued for liquidation purposes, the Seneca filing persons believe that it is likely that their value would not be maximized in a liquidation whereas Organic's liabilities would not be reduced in liquidation except to the extent paid.

      The opinions, views, beliefs and recommendations contained herein do not purport to be the only ones possible, and none of them are presented as objectively correct. In the final analysis, the adequacy, fairness and acceptability of the Offer are for each stockholder to decide in the manner that each stockholder believes best. Consequently, the Seneca filing persons strongly urge Organic's stockholders that they should ultimately make their own decision as to the acceptability of the Offer based on all of the available information.

Reports, Opinions and Appraisals

      The Seneca filing persons have not received, nor sought to obtain, any report, opinion or appraisal from an outside party, including, without limitation, an opinion from an investment banker, relating to the consideration or fairness of the consideration offered to the unaffiliated stockholders of Organic in the Offer and the Merger or the fairness of the Offer and the Merger to Organic, Purchaser or any unaffiliated stockholders of Organic.

3. Reasons, Purposes, Structure and Alternatives for the Transaction; Effects of the Transaction; Plans for Organic; Other Matters

Reasons, Purposes, Structure and Alternatives for the Transaction

      Reasons for the Transaction. The Seneca filing persons believe that Organic has a number of potentially valuable relationships with significant clients and the potential to emerge as a leading e-business services company out of the process of rapid consolidation that has overtaken this business beginning in 2001. The Seneca filing persons believe that Organic will be better positioned to respond to the present market circumstances and take better advantage of opportunities that may be presented as a private company and that the value of their investment in Organic could be enhanced if Organic goes private. The Seneca filing persons believe extraordinarily low trading prices for Organic's stock adversely affect perceptions as to the viability of Organic on the part of clients, employees and others having business relationships with Organic.

      Seneca's capital stock is owned by Omnicom, one of the world's leading corporate communications companies, and Pegasus Partners, a private investment firm. As part of Seneca, Seneca expects Organic to have business and investment opportunities and other support which would be difficult to provide if Organic had public equity ownership. In addition, given the challenging environment in the e-services industry, Seneca believes that operating Organic as a privately held company will enable Organic to focus on long-term growth strategies without the need to focus on quarterly reporting results. Because the value of Organic's public float is significantly less than $10 million, the Seneca filing persons believe that the public markets are not a desirable course for raising capital in the foreseeable future. Except for a general belief that Organic's prospects would be enhanced if it were to become a privately held subsidiary of Seneca, Seneca and Purchaser did not have any special reason for commencing this Offer at this time.

      Purposes, Structure and Alternatives for the Transaction. The purpose of the Offer and the Merger is to enable Purchaser to acquire the entire equity interest in Organic.

      The acquisition of the entire equity interest in Organic has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the publicly held Shares from the public stockholders to Purchaser and to provide cash to the holders of Shares. Prior to determining to proceed with the Offer to be followed by the Merger, Purchaser also considered acquiring the remaining equity interest it did not already own through open-market purchases to be followed by a merger or through a one-step merger transaction. The Seneca filing persons rejected open-market purchases to be followed by a merger because open-market purchases might not be as efficient as a tender offer and would not assure that all holders of Shares would receive the same amount of consideration for their Shares. However, subject to applicable legal requirements, the Seneca filing persons reserve the right to purchase Shares in the open market, pursuant to another offer or otherwise, or proceed with a one-step merger transaction if it terminates this Offer.

      Seneca originally expected to propose a one-step merger rather than a tender offer. However, Seneca believes that it would take significantly longer to complete a merger than a tender offer and would involve greater transactional expenses. Accordingly, in light of the extensive period of time that elapsed since Seneca's September 18th proposal, Seneca determined to propose a tender offer to be followed by a second-step merger so that stockholders who desired to do so could complete the sale of their Shares more quickly and overall transaction costs would be reduced. However, subject to applicable legal requirements, the Seneca filing persons reserve the right to purchase Shares in the open market, pursuant to another offer or otherwise, or proceed with a one-step merger transaction if it terminates this Offer.

Effects of the Transaction

      The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Seneca and Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

      Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq. According to the Nasdaq's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, (1) the number of publicly held Shares falls below 750,000, (2) the number of round lot holders of Shares falls below 400, (3) the aggregate market value of such publicly held Shares falls below $5,000,000, (4) Organic does not have at least two market makers for the Shares, or (5) the Shares have a minimum bid price of less than $1.00. If these standards are not met, the Shares might continue to be quoted on the Nasdaq SmallCap Market, Inc., but if (1) the number of round lot holders of the Shares falls below 300, (2) the number of publicly held Shares falls below 500,000, (3) the aggregate market value of such publicly held Shares falls below $1,000,000, (4) there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), or (5) the Shares have a minimum bid price of less than $1.00, the Nasdaq rules provide that the Shares would no longer qualify for inclusion in the Nasdaq and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of Organic or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards.

      On June 27, 2001, Organic was advised by Nasdaq that it had failed to maintain a minimum bid price of $1.00 per share for a specified period and that therefore Organic's stock was subject to delisting. At a hearing before the Nasdaq Listing Qualifications Panel on August 17, 2001, Organic presented its plan to achieve compliance with the listing standards of the Nasdaq National Market, which included a reverse stock split of Organic's stock, subject to stockholder approval. On September 27, 2001, Nasdaq announced that it was implementing an across-the-board moratorium on the minimum bid and public float requirements for continued listing on Nasdaq until January 2, 2002. On October 4, 2001, Organic withdrew its approval of the proposed reverse stock split and canceled the stockholders meeting to consider the reverse stock split.

      We cannot assure you that Organic will satisfy the minimum bid requirement after the expiration of Nasdaq's moratorium or that Purchaser will cause Organic to take certain actions, such as a reverse stock split, to achieve compliance with Nasdaq's listing requirements.

      In the event the Shares are no longer eligible for the Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

      Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Organic to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Organic to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements to file reports under Section 15(d), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Organic. In addition, "affiliates" of Organic and persons holding "restricted securities" of Organic may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

      Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the present intention of Purchaser to cause Organic to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination. If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for the Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated.

      Margin Regulations. The Shares are not currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of not allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is likely that the Shares will continue to not qualify as "margin securities" for purposes of the margin regulations of the Federal Reserve Board.

      Other Effects. If Purchaser owns at least 90% of the outstanding Shares following consummation of the Offer, Purchaser would have the ability to consummate the Merger without a meeting or vote of the board or of the stockholders of Organic pursuant to the "short form" merger provisions of
Section 253 of the DGCL. In such circumstances, Purchaser currently intends to so effect such a Merger as soon as practicable.

      Subject to the other terms of the Offer, if the Public Stockholder Condition is not met, Purchaser will terminate the Offer without purchasing any Shares. In that event, Seneca, which does not presently have any representatives on Organic's board of directors, may seek to cause to be elected to Organic's board of directors designees of Purchaser that would constitute a majority of the board and Purchaser may (1) leave Organic as a publicly traded corporation,
(2) seek to cause Organic to seek to delist the Shares from trading on Nasdaq,
(3) seek to engage in certain open market or privately negotiated purchases of Shares to increase Purchaser's ownership to at least 90% of the outstanding Shares and effect a merger under the DGCL, and/or (4) cause Organic to call a special meeting of stockholders to approve a Merger and vote all of its Shares in favor of approval of the Merger, which would require the filing with the Commission of certain disclosure materials prior to consummation of the Merger. If Purchaser terminates the Offer, any subsequent purchases made by Purchaser may be at prices less than $0.33 per Share and the consideration stockholders receive in any merger or other business combination may be less than $0.33 per Share.

      No assurance can be given as to whether or when any merger of Organic with Purchaser will be consummated and, similarly, no assurance can be given as to whether or when any consideration will be paid to stockholders who do not tender their Shares in the Offer. In no event will any interest be paid on the Merger Consideration. If Purchaser were to leave Organic public, stockholders would receive no cash for their Shares from Purchaser, and the trading price for the Shares could decline, including down to a price at or below which the Shares were trading prior to the time that Purchaser announced its intention to commence the Offer. If Purchaser were to pursue either of the actions set forth in clauses (3) or (4) of the immediately preceding paragraph, it would take considerably longer for stockholders to receive any consideration for their Shares than if they had tendered their Shares into the Offer, and stockholders may receive less consideration than is being offered hereunder.

      Purchaser reserves the right, in its sole discretion, to extend the Offer in order to meet the Minimum Conditions or any other condition.

      If the Merger occurs, Organic will be a privately held corporation and the interest of Purchaser in Organic's net book value and net income will be 100%. Purchaser will thereafter benefit from any increases in the value of Organic and also bear the risk of any decreases in the value of Organic's operations. Conversely, following the Offer and the Merger, persons who were stockholders of Organic immediately prior to the Offer and the Merger will no longer have the opportunity to continue their interests in Organic as an ongoing corporation and therefore will not share in its future earnings and potential growth.

      At the effective time of the Merger (the "Effective Time"), (1) Purchaser will merge with and into Organic, with Organic remaining as the surviving corporation, and the separate limited liability company existence of Purchaser will cease, (2) all the rights, privileges, immunities, powers and franchises of Organic and Purchaser will vest in the surviving corporation, and (3) all obligations, duties, debts and liabilities of Organic and Purchaser will vest in the surviving corporation. The Certificate of Incorporation of Organic, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the surviving corporation and the By-laws of Organic, as in effect immediately prior to the Effective Time, will be the By-laws of the surviving corporation. The directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the surviving corporation. The officers of Organic prior to the Effective Time will, from and after the Effective Time, be the officers of the surviving corporation.

      Purchaser is not offering to acquire outstanding options in the Offer. Each holder of an option that is vested may exercise such option prior to the consummation of the Offer, and the Shares received upon such exercise may be tendered pursuant to the Offer. However, options to purchase only 3,188,718 Shares have strike or exercise prices below the $0.33 per share Offer Price, and the aggregate spread on the options between the Offer Price and the exercise price is about $275,000. Pursuant to the terms of Organic's 1997 Stock Option Plan, all options which remain unexercised after the consummation of the Merger would terminate. It is Seneca's present intention to amend the terms of Organic's 1999 Long-Term Stock Incentive Plan or the options issued thereunder and/or seek to enter into agreements with option holders after the consummation of the Offer to provide that all such options will terminate as of the consummation of the Merger and thereafter represent the right to receive the positive difference, if any, between the Offer Price and the exercise price thereof multiplied by the number of Shares subject to such option plus interest at Organic's average internal borrowing rate. This amount would be payable by Organic at any time, at the option of Organic, or upon the earlier of the termination of the option holder's employment with Organic and its subsidiaries or the redemption of Shares issued to such holder pursuant to the equity incentive plan to be adopted by Organic following the Merger.

Plans for Organic

      Following consummation of the Merger, Seneca presently intends to operate Organic as a subsidiary. However, Seneca will conduct a further review of Organic and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, Seneca will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right, subject to the provisions of the Share Purchase Agreement, to effect such actions or changes. Seneca's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of Organic or its subsidiaries, actions by Organic or its subsidiaries and other factors.

      Except as otherwise provided in this Offer To Purchase, and for possible transactions between Organic and other subsidiaries of Seneca in connection with the integration of business conducted by Organic with the other businesses of Seneca and its subsidiaries, Purchaser, Seneca and the directors and officers of Purchaser and Seneca listed on Schedule I have no current plans or proposals that would result in:

      o An extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Organic or any of its subsidiaries;

      o A purchase, sale or transfer of a material amount of the assets of Organic or any of its subsidiaries;

      o Any material change in the present dividend rate or policy, or indebtedness or capitalization of Organic;

      o Any change in the present board or management of Organic, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or

      o Any other material change in Organic's corporate structure or business.

      Purchaser does not currently intend to cause Organic to take any action recommended by management with respect to employment levels, or compensation or benefits or the location of Organic's operation, except that Organic's 1999 Long-Term Stock Incentive Plan, 1997 Stock Option Plan and 2000 Employee Stock Purchase Plan will not continue after the Merger and as discussed in Section 1 ("Background of the Offer; Contacts with Organic") with respect to the proposed new management equity plan. However, Purchaser reserves the right to make changes in Organic's business, management and personnel at any time.

      Subject to the other terms of the Offer, if the Public Stockholder Condition is not met, Purchaser will terminate the Offer without purchasing any Shares. In that event, Seneca, which does not presently have any representatives on Organic's board of directors, may seek to cause to be elected to Organic's board of directors designees of Purchaser that would constitute a majority of the board and Purchaser may (1) leave Organic as a publicly traded held corporation, (2) seek to cause Organic to seek to delist the Shares from trading on Nasdaq, (3) seek to engage in certain open market or privately negotiated purchases of Shares in an effort to increase Purchaser's ownership to at least 90% of the outstanding

Shares and effect a merger under the DGCL, and/or (4) cause Organic to call a special meeting of stockholders to approve a Merger and vote all of its Shares in favor of approval of the Merger, which would require the filing with the Securities and Exchange Commission of certain disclosure materials prior to consummation of the Merger. If Purchaser terminates the Offer, any subsequent purchases made by Purchaser may be at prices less than $0.33 per Share and the consideration stockholders receive in any merger or other business combination may be less than $0.33 per Share.

Other Matters

      Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of Organic who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the surviving corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

      In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than $0.33 per Share.

      Seneca does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Seneca intends, however, to cause the surviving corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under
Section 262.

      Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

      The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. A copy of these provisions is attached as Schedule II to this Offer To Purchase.

      Going Private Transactions. The Offer constitutes a "going private" transaction under Rule 13e-3 of the Exchange Act. Consequently, Purchaser has filed with the Commission the Schedule 13E-3, together with exhibits, in addition to filing with the Commission a Tender Offer Statement on Schedule TO. Pursuant to Rule 13e-3, this Offer To Purchase contains information relating to among other matters, the fairness of the Offer to Organic's stockholders. See
Section 1 ("Background of the Offer; Contacts with Organic") and Section 2 ("Fairness to Unaffiliated Stockholders") in this Offer To Purchase.

4.    Certain Related Party Transactions

      As a result of the transactions described in Section 1 ("Background of the Offer; Contacts with Organic"), the Seneca filing persons beneficially own 71,603,076 Shares through Seneca and Purchaser. Those Shares constitute 80.9% of the outstanding Shares as of the date of the Offer to Purchase. Officers or directors of the Seneca filing persons may personally own small numbers of Shares, estimated to be less than 50,000 Shares in the aggregate.

      On August 27, 1999, Organic entered into a revolving credit facility with Omnicom, which allows it to borrow up to $15.0 million from Omnicom at the lender's commercial paper rate plus 1.25% through September 30, 2002. Additionally, in connection with the revolving credit facility, Organic issued a warrant to purchase 2,249,076 Shares to Omnicom at an exercise price of $0.0033 per Share. Upon the closing of Organic's IPO, Organic received approximately $7,000 in cash from Omnicom for its exercise of the warrant to purchase 2,249,076 Shares.

      Prior to the closing of the Share Purchase Agreement, Organic completed the restructuring of its San Francisco office lease. As part of that transaction, Organic paid or agreed to pay $11.7 million to the landlord, $10.0 million of which was funded under the credit agreement with Omnicom. Prior to December 3, 2001, Organic had been unable to draw under the facility because Organic had been in default under its credit agreement with Omnicom. Accordingly, Organic and Omnicom entered into an agreement whereby the $10.0 million loan could be converted into 39.4 million Organic common shares at a conversion price of $0.254 per share, which was an approximately 25% premium to Organic's then-applicable market price, or Omnicom could acquire up to such number of shares upon payment of such per share amount in cash. Such share conversion/purchase right may not be exercised before April 1, 2002 or, if earlier, the date on which Seneca acquires all of Organic's then outstanding voting stock, or after April 30, 2007. Accordingly, Omnicom will not be able to sell the Shares subject to the conversion right in the Offer or the Merger, and Purchaser is not offering to acquire this right in the Offer. In addition, any Organic common shares so acquired are required to be voted in the same proportion as all other outstanding Organic common shares prior to any such transaction, which effectively renders them non-voting shares.

      Organic subleases its London office space from Omnicom Europe Limited, a subsidiary of Omnicom. The subleased property is approximately 11,200 square feet and Organic's annual lease payments total approximately $292,650.

      On May 4, 2000, Omnicom Finance, a wholly owned subsidiary of Omnicom, entered into a promissory note agreement with Michael Hudes, a former president and director of Organic. This loan was secured by a pledge of Mr. Hudes' Shares and membership interests of Organic Holdings. This note, which has a principal amount of $5.0 million, bears interest rate at the prime rate plus 1% and matures on December 31, 2001. A portion of the indebtedness under this loan will be repaid out of Mr. Hudes' portion of the proceeds of the Share Purchase Agreement.

      On September 11, 2001, Organic's New York office space near the World Trade Center was rendered untenantable. Organic relocated its New York office personnel to the offices of an Omnicom affiliate at what Organic believes to be arms' length terms.

      In connection with the organization of Seneca in May 2001, Purchaser acquired 19,648,101 Shares, 15,283,101 of which were acquired in capital contributions and 4,365,000 of which were purchased in substantially contemporaneous private transactions for an initial payment of $0.193 per Share (plus contingent rights to subsequent earn-out payments similar to the earn-out payments under the Share Purchase Agreement if Organic's results of operations substantially improve).

      Seneca and Purchaser have been advised by Organic that, as of November 14, 2001, the directors, executive officers and employees of Organic, as a group, held options to purchase 8,300,146 Shares. Purchaser is not offering to acquire these options in the Offer. Each holder of an option that is vested or becomes vested prior to the expiration of the Offer may exercise such option prior to the expiration of the Offer and the Shares received upon such exercise may be tendered pursuant to the Offer. However, options to purchase only 3,188,718 Shares have strike or exercise prices below the $0.33 per share Offer Price, and the aggregate spread on the options between the Offer Price and the exercise price is about $275,000.

5.    Certain United States Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of dissenters' rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances, or those stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a stockholder.

      The receipt of the Offer Price and the Merger Consideration (and any cash amounts received by dissenting stockholders pursuant to the exercise of dissenters' rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between such stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of dissenters' rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the

Shares were held for more than one year. Because the purchase of Shares in the Offer and the Merger will not occur until after January 3, 2002, any gain or loss resulting from the Offer or the Merger will not be recognized for tax purposes until 2002.

      Under the Code, a stockholder may be subject, under certain circumstances, to "backup withholding" (currently 30.5%; 30% in the case of payments made after December 31, 2001) with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the stockholder:

      o Fails to furnish his or her social security number or other taxpayer identification number ("TIN");

      o     Furnishes an incorrect TIN;

      o     Fails properly to report interest or dividends; or

      o Under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions.

      Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's tax advisor as to qualifications for exemption from withholding and the procedure for obtaining such exemption.

      The federal income tax discussion set forth above is included for general information purposes only. Stockholders should consult their own tax advisors to determine the federal, state, local and foreign tax consequences of the Offer and the Merger to them in view of their own particular circumstances.

                                THE TENDER OFFER

6.    Terms of the Offer

      On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 9 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, January 3, 2002, unless and until Purchaser, in accordance with the terms of the Offer, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

      The Offer is conditioned upon, among other things, satisfaction of the Minimum Conditions and certain other conditions. See Section 16 ("Certain Conditions of the Offer").

      Subject to applicable legal requirements and to the last sentence of this paragraph, Seneca may cause Purchaser to waive any Offer Condition in Seneca's sole discretion and the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission, and Purchaser may amend the Offer in its sole discretion. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, if applicable, Purchaser may elect to (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended. Assuming the prior satisfaction or waiver of the conditions, as applicable, Seneca will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. In addition, it is a condition of the offer that at least a majority of the total number of Shares outstanding, excluding Shares held by Seneca, its affiliates and the directors and executive officers of Organic, be validly tendered and not withdrawn, thereby requiring that a majority of the public stockholders have determined to tender their Shares in the offer. Subject to the other terms of the Offer, if the Public Stockholder Condition is not met, Purchaser will terminate the Offer without purchasing any Shares. If the Offer is terminated or expires, Seneca reserves the right to purchase Shares in the open market, pursuant to another offer or otherwise.

      Subject to the rights of tendering stockholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

      Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934 (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 9 of this Offer To Purchase. The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited, however, by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless the bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Subsequent Offering Period in accordance with that rule.

      Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things:

      o     The Offer was open for at least 20 business days and has expired,

      o The Offer is for all outstanding Shares of the class that is the subject of the Offer,

      o Purchaser accepts and promptly pays for all Shares tendered during the Offer,

      o Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period,

      o Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period, and

      o Purchaser pays the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period.

      Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the Commission expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders consistent with the requirements of the Commission.

      A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

      Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the applicable Offer Price, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

      Organic has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to the stockholders. This Offer To Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Organic's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

7.    Acceptance for Payment and Payment for Shares

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 6, 16 and 17.

      In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

      o Certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 8) with respect to the Shares);

      o The Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message); and

      o     All other documents required by the Letter of Transmittal. See
            Section 8.

      The term "Agent's Message" means a message, transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that:

      o The Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation;

      o Such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal; and

      o     Purchaser may enforce such agreement against such participant.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering stockholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights described in Section 16, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 9 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

      Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment.

      If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 8, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

      Purchaser reserves the right to assign, in whole or from time to time in part, to one or more of Seneca's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Seneca or Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

      If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

8.    Procedures for Tendering Shares

      Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either:

      o The appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date; or

      o The tendering stockholder must comply with the guaranteed delivery procedures set forth below.

      If certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted.

      The method of delivery of certificates for Shares, the Letter of Transmittal and any other required documents is at the option and sole risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If delivery is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this

Offer To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

      Delivery of the Letter of Transmittal or other documents to the Book-Entry Transfer Facility does not constitute delivery of the Letter of Transmittal or such other documents to the Depositary.

      Signature Guarantees. No signature guarantee is required on the Letter of
Transmittal:

      o If the Letter of Transmittal is signed by the registered stockholder of Shares tendered therewith (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) and such registered stockholder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

      o If such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution").

      In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

      If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered stockholder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

      Guaranteed Delivery. If a stockholder wishes to tender Shares pursuant to the Offer and the Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

      o     The tender is made by or through an Eligible Institution;

      o A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer To Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

      o The certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery. A Nasdaq trading day is any day on which the Nasdaq Stock Market, Inc.'s ("Nasdaq") National Market is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

      Notwithstanding any other provision of this Offer To Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

      Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding (currently 30.5%; 30% in the case of payments made after December 31, 2001) of the payments made to stockholders with respect to the purchase price of Shares purchased pursuant to the Offer, a stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See
Section 5 above and Instruction 10 of the Letter of Transmittal.

      Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Purchaser also reserves the absolute right to waive or amend any or all of the Offer Conditions. Subject to the other terms of the Offer, if the Public Stockholder Condition is not met, Purchaser will terminate the Offer without purchasing any Shares, although it reserves the right to purchase Shares in the open market, pursuant to another offer or otherwise if it terminates this offer, which it has the right to do at any time if any of the conditions set forth in Section 16 ("Certain Conditions of the Offer") is not met.

      Purchaser's interpretation of the terms and conditions of the Offer (including the Letter(s) of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Seneca, Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as its attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the stockholders, or any adjournment or postponement of any such meeting.

      Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of stockholders then scheduled.

      Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

9.    Withdrawal Rights

      Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 9. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer To Purchase, may also be withdrawn at any time after February 2, 2002 (or such later date as may be applicable if the Offer is extended).

      If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares), or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 9.

      The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, unless Purchaser elects to offer a Subsequent Offering Period under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Subsequent Offering Period in accordance with that rule. See Section 6.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered stockholder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 8, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Seneca, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

      Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 8.

      No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 6.

10.   Price Range of the Shares; Dividends on the Shares

      The Shares are traded on the Nasdaq National Market under the symbol "OGNC." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market as reported in Organic's Form 10-K for the year ended December 31, 1999 with respect to the period before April 1, 2000, as reported in Organic's 10-K for the year ended December 31, 2000 (the "2000 Company 10-K") with respect to the period from April 1, 2000 through December 29, 2000, and as reported thereafter by published financial sources with respect to the period after December 29, 2000:

                                                               High      Low
                                                               ----      ---
      2000
      ----
      First Quarter (from February 10, 2000)................  $59.02    $20.50
      Second Quarter........................................   23.94      7.75
      Third Quarter.........................................   14.63      3.94
      Fourth Quarter........................................    4.75      0.50

      2001
      ----
      First Quarter.........................................   $1.56     $0.50
      Second Quarter........................................    0.75      0.23

      Third Quarter.........................................    0.53      0.19
      Fourth Quarter (through December 4, 2001).............    0.27      0.18

      On September 18, 2001, the last trading day before Seneca's initial proposal with respect to Organic, the last sale price on the Nasdaq was $0.26 per Share. On December 4, 2001, the last trading day prior to the date of this Offer To Purchase, the last sale price of Organic common stock reported on the Nasdaq was $0.19 per Share. Organic has not paid cash dividends on its Shares since its initial public offering. In addition, under the terms of Organic's loan agreement with Omnicom, Organic is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Omnicom. Stockholders are urged to obtain current market quotations for Shares.

11.   Certain Information Concerning Organic

      General Information. Organic is a Delaware corporation with its principal executive offices located at 601 Townsend Street; San Francisco, California,
(415) 581-5300. Organic was incorporated on January 6, 1997 under the laws of the State of Delaware and completed its initial public offering in February 2000. The following description of Organic's business has been derived in part from the 2000 Company 10-K and is qualified in its entirety by reference to the 2000 Company 10-K.

      Organic is an international Internet professional services firm. Organic provides various services to build and operate online businesses. These services include business, marketing solutions and customer service and fulfillment.

      o iBusiness refers to our consulting, Web site design and software engineering services through which Organic develops online business plans and create Web sites.

      o Marketing solutions refers to services through which Organic plans and manages online advertising campaigns including electronic mail promotions and affiliate program management.

      o Customer service and fulfillment refers to customer service, fulfillment consulting and transaction management services through which Organic evaluates, assists and manages clients' warehouse and customer call center facilities.

      Organic has performed work for over 300 clients and has gained significant experience by working with both major offline and emerging Internet companies, including DaimlerChrysler, British Telecommunications plc, Playstation.com (America), Inc., Federated Department Stores, General Electric, Bell Canada, Washington Mutual and Target.

      Historical Financial Information. Financial information relating to Organic, including audited financial statements, is contained in the 2000 Company 10-K. Additional financial and other information is included in Organic's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001. Additional financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Organic with the Commission. The financial statements contained on pages 36 to 60 of the 2000 Company 10-K and on pages 1 to 9, 1 to 11 and 1 to 13 of Organic's March, June and September 2001 10-Q's, respectively, are incorporated herein by reference. Based on the financial information in such publicly filed documents, Organic's book value per common Share as of September 30, 2001 was $0.254. Organic historically has not reported a ratio of earnings to fixed charges. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

      Certain Forward-Looking Information. During the course of discussions among Seneca, Purchaser and Organic (see Section 1 above), Organic provided Purchaser and Seneca with certain business and financial information that was not publicly available reflecting management's estimates of future results of operations. Set forth below is a summary of that information.

      That information should be read together with the financial statements of Organic referred to herein and was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer To Purchase only because they were provided to Seneca and Purchaser. None of Seneca, Purchaser nor any of their representatives assumes any responsibility for the accuracy of these forecasts. While presented with numerical specificity, the prospective financial information is based upon a variety of assumptions (not all of which are stated herein and not all of which were provided to Seneca or Purchaser) relating to the businesses of Organic, which may not be realized and are subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately, many of which are beyond the control of Organic and Seneca. There can be no assurance that results of operations reflected in this prospective financial information will be realized, and actual results may vary materially from those shown, particularly in light of the uncertainties described in Section 1 ("Background of the Offer; Contacts with Organic -- Discussions Leading to the Organic Holdings Share Purchase Agreement"). The inclusion of the information set forth below should not be regarded as a representation by Seneca, Purchaser or any of their respective affiliates or representatives or by Organic or any of its affiliates or representatives that the forecasted results will be achieved. See
Section 14 ("Forward-Looking Statements").

      The prospective financial information was prepared by Organic's management in the ordinary course of Organic's business. The following information was furnished to Seneca in November 2001. Organic has not updated this information as of a more recent date.

      The prospective financial information relating to Organic's future results of operation was:

      o Organic's management has informed Seneca that it expects revenues for the fourth quarter of 2001 in the range of $11.0 million to $12.0 million, a net loss for the quarter of $3.0 million and its net cash, excluding $11.7 million in restricted cash, to be $5.7 million.

      o Organic's management has informed Seneca that it expects revenues for the first quarter of 2002 in the range of $11.0 million to $12.0 million, a net loss for the quarter of $4.4 million and its net cash, excluding $11.7 million in restricted cash, to be $3.3 million.

      o Organic's management has told Seneca that it has reduced its quarterly expenses to about $15.5 million per quarter.

Organic's actual revenues for the last 12 months were:

                     2000
                     ----
                     Fourth Quarter         $24.9 million

                     2001
                     ----
                     First Quarter          $14.3 million
                     Second Quarter         $13.8 million
                     Third Quarter          $13.9 million

Organic has informed Seneca that it has not attempted to prepare any forecasts or projections for 2003 or later years.

      Available Information. Organic is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, Organic files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Organic is required to disclose in such proxy statements certain information, as of particular dates, concerning Organic's directors and officers, their remuneration, stock options granted to them, the principal holders of Organic's securities and any material interest of those persons in transactions with Organic. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov).

      Although neither Seneca nor Purchaser believes as of the date of the Offer To Purchase that statements contained herein based upon such documents are untrue in any material respect, none of Seneca, Purchaser, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning Organic, furnished by Organic, or contained in the documents and records referred to herein or for any failure by Organic to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Seneca and Purchaser.

      Neither Purchaser nor Seneca knows after reasonable inquiry whether any of the directors or officers of Organic intend to tender Shares held by them in the Offer or whether they intend to exercise all of their vested and exercisable options to purchase Shares prior to the expiration of the Offer and to tender those Shares received on exercise in the Offer as well or whether they have made a recommendation either in support of or opposed to the Offer.

12.   Certain Information Concerning Purchaser and Seneca

      Purchaser. E-Services Investments Organic Sub LLC, a Delaware limited liability company, was organized to acquire the outstanding Organic Shares and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned by Seneca. The principal executive offices of Purchaser are located at 437 Madison Avenue, 3rd Floor, New York, New York 10022.

      Seneca. Seneca Investments LLC was formed by Pegasus E-Services Holdings ("Holdings"), Pegasus Partners and Omnicom for the purpose of investing in e-services companies. Seneca is a Delaware limited liability company. Its principal executive offices are located at 437 Madison Avenue, 3rd Floor, New York, New York 10022.

      Seneca currently beneficially owns 71,603,076 Shares, representing approximately 80.9% of the outstanding Shares as of October 31, 2001. There are currently no directors or executive officers of Seneca serving as directors or officers of Organic.

      All of Seneca's common stock is owned by Holdings. Omnicom owns 8.5% cumulative nonconvertible preferred stock in Seneca having an aggregate liquidation preference of $325.0 million. Omnicom is one of the world's leading corporate communications companies. Its shares are traded on the New York Stock Exchange under the symbol "OMC."

      All of Holdings' membership interests are owned by Pegasus Partners. Pegasus Investors II GP, LLC ("Pegasus") is the general partner of Pegasus Investors II, LP ("Pegasus Investors") and is principally engaged in the business of serving as the general partner of Pegasus Investors. Pegasus is wholly owned by Pegasus Capital LLC, an entity controlled by Craig Cogut. Pegasus Investors is the general partner of Pegasus Partners and is principally engaged in the business of serving as the general partner of Pegasus Partners. Pegasus Partners is principally engaged in the business of investment in securities and is the sole member and manager of Holdings. Holdings is the sole holder of Seneca's common stock and has the power to appoint all of the directors to Seneca's board. The address and principal executive office of each of Pegasus, Pegasus Investors, Pegasus Partners and Holdings is 99 River Road, Cos Cob, Connecticut 06807.

      The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the executive officers and directors of the Seneca filing persons are set forth on Schedule I. See Section 2 for a description of the "Seneca filing persons."

      Except as set forth elsewhere in this Offer To Purchase or Schedule I hereto:

      o None of the Seneca filing persons nor, to their knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of the Seneca filing persons or any of the persons so listed:

            o Beneficially owns or has a right to acquire any Shares or any other equity securities of Organic,

            o Has effected any transaction in the Shares or any other equity securities of Organic during the past 60 days, or

            o Has any agreement, arrangement or understanding with any other person with respect to any securities of Organic (including any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

      o There have been no transactions that would require reporting under the rules and regulations of the Commission between the Seneca filing persons or any of their respective subsidiaries or, to the knowledge of the Seneca filing persons, any of the persons listed in
            Schedule I hereto, on the one hand, and Organic or any of its executive officers, directors or affiliates, on the other hand.

      o There have been no material contacts, negotiations or transactions between the Seneca filing persons or any of their respective subsidiaries or, to the knowledge of the Seneca filing persons, any of the persons listed in Schedule I hereto, on the one hand, and Organic or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      During the last five years, none of the executive officers or directors of the Seneca filing persons listed in Schedule I to this Offer To Purchase (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

      None of the Seneca filing persons has proposed or has used or will employ or use any officer, employee or assets of Organic in connection with the Offer.

13.   Source and Amount of Funds

      The total amount of funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger, to cash out the options pursuant to the Merger and to pay the fees and expenses related to the Offer and the Merger is estimated to be $6.0 million. Seneca plans to fund the purchase price through cash and other capital resources on hand. On a pro forma basis giving effect to the Share Purchase Agreement, Seneca's consolidated cash, cash equivalents and certificates of deposit were $72.9 million as of November 25, 2001. Neither the Offer nor the Merger are subject to financing.

14.   Forward-Looking Statements

      The matters disclosed under the headings Section 1 ("Background of the Offer"), Section 2 ("Fairness to Unaffiliated Stockholders") and Section 11 ("Certain Information Concerning Organic") contain forward-looking statements that involve risks and uncertainties. Stockholders are cautioned that, in addition to the factors set forth under these headings, the following factors may cause Organic's actual financial results and performance to differ materially from the results and performance expressed in such forward-looking statements:

      o downsizings and other cost savings mechanisms that have been implemented by Organic this year and may in the future be required;

      o uncertainties covering Organic's future results of operations in light of uncertain business and political conditions;

      o the potential impact of the Offer and the Merger upon Organic's employees or clients; and

      o the risk factors and other items that are contained in Organic's reports and documents filed from time to time with the SEC.

Reference is made to the 2000 Company 10-K, and incorporated herein by reference, for a description of certain risk factors.

15.   Dividends and Distributions

      If after the date hereof Organic:

      o Splits, combines or otherwise changes the Shares or its capitalization,

      o Acquires Shares or otherwise causes a reduction in the number of Shares,

      o Issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date hereof under option and employee stock purchase plans in accordance with their terms) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or

      o     Discloses that it has taken such action,

then, without prejudice to Purchaser's rights under Section 16, Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Conditions or the number or type of securities offered to be purchased.

      If after the date hereof Organic declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on Organic's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under Section 16:

      o The Offer Price shall be reduced by the amount of any such cash dividend or cash distribution, and

      o Any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders will:

            o Be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or

            o At the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

16.   Certain Conditions of the Offer

      Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's right to extend and/or amend the Offer at any time in its sole discretion, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of and amend or terminate the Offer as to any Shares not then paid for if, at any time before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), there shall not have been validly tendered and not withdrawn prior to the Expiration Date a sufficient number of Shares to satisfy the Minimum Conditions.

      Furthermore, notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's right to extend and/or amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may amend or terminate the Offer, if, prior to the time of acceptance of such Shares for payment, any of the following conditions exists:

            (a) An injunction, order, statute, law or other action shall have been entered or made applicable, or threatened, which in any such case (1) restrains or prohibits the making or consummation of the Offer or the Merger or (2) adversely affects any right of ownership of the Shares or the operation of any portion of the business or assets of Organic or Seneca, or compels Seneca (or any of its affiliates) to dispose of or hold separate any portion of its or Organic's business or assets; or

            (b) There shall be instituted, pending or threatened any action or proceeding before any governmental entity based in whole or in part on the Offer, the Merger, the Share Purchase Agreement, the restructuring of Organic's San Francisco lease, the Omnicom equity agreement or any other transaction referred to in this Offer To Purchase which Purchaser determines to be potentially significant; or

            (c) There shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) a material adverse change in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, or (4) the commencement of a war, armed hostilities or other international or national calamity, including without limitation incidents of terrorism, directly or indirectly involving or affecting the United States (or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof); or

            (d) Purchaser determines that (1) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened that Purchaser determines may involve a prospective change) after the date of the commencement of the Offer that could reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Organic or the value of the Shares or (2) any of Organic Holdings' or its majority owner's representations in the Share Purchase Agreement (including those that do not survive the closing thereunder) were not or are not true and correct in all material respects; or

            (e) Unless Seneca or Purchaser shall have consented thereto in writing, Organic or any of its subsidiaries shall have, on or after September 18, 2001, (1) issued, distributed, pledged or sold, or authorized, proposed or announced the issuance, distribution, pledge or sale of (A) any shares of capital stock (including without limitation the Shares), or securities convertible into any such shares (other than the Omnicom equity agreement), or any rights, warrants, or options to acquire any such shares or convertible securities, other than Shares issued or sold upon the exercise (in accordance with the present terms thereof) of employee stock options outstanding on September 18, 2001 or (B) any other securities in respect of, in lieu of, or in substitution for Shares, (2) declared or paid any dividend or distribution on any shares of capital stock or issued, or authorized, recommended or proposed the issuance of, any other distribution in respect of the Shares, whether payable in cash, securities or other property, or altered or proposed to alter any material term of any outstanding security, (3) incurred any indebtedness for borrowed money (other than letters of credit created in connection with the restructuring of its San Francisco lease), (4) authorized, recommended, proposed or publicly announced its intention to enter into (or received any proposal from any Person other than Seneca and its affiliates with respect to) any merger, consolidation, liquidation, dissolution, business combination, or sale of all or any material portion of its assets or securities, (5) proposed, adopted or authorized any amendment to its Certificate of Incorporation, or (6) agreed in writing or otherwise to take any of the foregoing actions; or

            (f) Organic or any of its subsidiaries shall be in default under or in respect of any indebtedness for borrowed money, capitalized lease obligation, real estate lease (other than in respect of its Boston office lease) or guarantee or other obligation in respect of any of the foregoing of any other person; or

            (g) (1) Organic or any of its subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (2) Organic or any of its subsidiaries shall make a general assignment for the benefit of its creditors; or (3) there shall be commenced against Organic or any of its subsidiaries any case, proceeding or other action of a nature referred to in clause (1) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded; or (4) there shall be commenced against Organic or any of its subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal, or (5) Organic or any of its subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1),
      (2), (3) or (4) above; or (6) Organic or any of its subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (h) Organic or any of its subsidiaries shall have entered into any employment, severance or similar agreement, arrangement or plan with, or granted any options or other equity rights to, any of its employees on or after September 18, 2001 or entered into or amended any agreements, arrangements or plans on or after September 18, 2001 so as to provide for increased benefits to the employee as a result of or in connection with the transactions contemplated by the Offer or the Merger or Purchaser shall have learned about any of the foregoing entered into by Organic on or prior to September 18, 2001 that shall not have been previously disclosed to Purchaser on or prior to September 18, 2001; or

            (i) Seneca shall have determined that options or other rights to purchase Shares shall not terminate prior to or as of the completion of the Merger; or

            (j) Purchaser shall fail to receive any governmental or third party consents and approvals to consummate the Offer which, if not received, would individually or in the aggregate reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Organic; or

            (k) Purchaser and Organic shall have entered into an agreement that the Offer be terminated, Purchaser shall have entered into an agreement with Organic providing for the termination of the Offer or a merger or other business combination with Organic or another person with sufficient capital resources shall have made a good faith offer to acquire a majority of the Shares; or

            (l) Neither the board of directors of Organic nor any committee thereof shall have recommended rejection of the Offer.

      The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the sole judgment of Purchaser. Subject to the other terms of the Offer, if the Public Stockholder Condition is not met, Purchaser will terminate the Offer without purchasing any Shares. If the Offer is terminated or expires, Seneca reserves the right to purchase Shares in the open market, pursuant to another offer or otherwise. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

      A public announcement may be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

      Purchaser acknowledges that the Commission believes that:

      o If Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares, and

      o The circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

17.   Certain Legal Matters and Regulatory Approvals

      Except as described in this Offer To Purchase, based on a review of publicly available filings made by Organic with the Commission and other publicly available information concerning Organic, but without any independent investigation, neither Purchaser nor Seneca is aware of any license or regulatory permit that appears to be material to the business of Organic and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer To Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer To Purchase. Should any such approval or other action be required, Purchaser and Seneca presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance, however, that any such approval or other action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Organic's business or that certain parts of Organic's business might not have to be disposed of if such approvals were not obtained or other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 16 above for certain conditions to the Offer.

      State Takeover Laws. A number of states throughout the United States (including Delaware where Organic is incorporated) have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Seneca and Purchaser believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

      Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger because, to Seneca and Purchaser's knowledge, Organic's board of directors has taken appropriate action to render
Section 203 of the DGCL inapplicable to Seneca and its affiliates. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer To Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser may be unable to accept for payment or purchase Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 16.

      Antitrust. Based upon an examination of publicly available information relating to the businesses in which Organic is engaged, Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Purchaser believes that the acquisition by Purchaser of the voting securities of Organic is exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

      Foreign Approvals. According to publicly available information, Organic conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on Organic's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Purchaser will be able to cause Organic or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for Organic or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

18.   Fees and Expenses

      MacKenzie Partners, Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

      EquiServe Trust Company, N.A. has been retained as the Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

      Except as set forth above, neither Seneca nor Purchaser will pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Seneca or Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

      Organic will be responsible for paying all expenses related to its role in the Offer. The following table presents the estimated fees and expenses to be incurred by Purchaser in connection with the Offer and the Merger:

           Legal Fees...........................................       $ 50,000
           Depositary...........................................       $ 10,000
           Printing and Mailing.................................       $ 20,000
           Information Agent Fees...............................       $  4,000
           Miscellaneous........................................       $  6,000
                                                                       --------

                Total...........................................       $100,000
                                                                       ========

19.   Miscellaneous

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

      Purchaser has filed with the Commission the Schedule TO pursuant to
Section 14(d)(1) of the Exchange Act and Rule 14d-3 thereunder, containing certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 11 above (except that they will not be available at the regional offices of the Commission).

      No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer To Purchase or in the Letter of Transmittal and, if given or made, the information or representation must not be relied upon as having been authorized.

      Neither the delivery of this Offer To Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Seneca, Purchaser, Organic or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer To Purchase.

                                       E-Services Investments Organic Sub LLC

December 5, 2001

                                                                      SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                PURCHASER, SENECA AND CERTAIN OF THEIR AFFILIATES

A.    Directors and Executive Officers of Seneca

      The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Seneca. Unless otherwise indicated below:

o The business address of each person is 437 Madison Avenue, 3rd Floor, New York, New York 10022, and

o All directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                                          Present Principal Occupation or
      Name                          Employment and Five-Year Employment History
      ----                          -------------------------------------------

      *Michael P. Tierney           Chief Executive Officer and Director,
                                    Seneca, from May 2001 to present; President,
                                    Communicade Inc., a former investment
                                    subsidiary of Omnicom, from October 2000 to May 2001; prior thereto, Managing Director,
                                    Ecoban Finance Ltd., a merchant bank.

      Gerard A. Neumann             Vice President, Chief Financial Officer,
                                    Treasurer and Secretary, Seneca, from May
                                    2001 to present, Managing Director, Vice
                                    President and Treasurer of Communicade Inc.
                                    from January 2000 to May 2001; Chief
                                    Financial Officer, Communicade Inc. from
                                    July 1997 to May 2001; prior thereto,
                                    Director of Finance and Planning, Prodigy
                                    Services Corp., an online service.

B.    Directors and Executive Officers of Purchaser

      The directors and executive officers of Purchaser are Mr. Michael P. Tierney, Chief Executive Officer; and Mr. Gerard A. Neumann, Vice President, Chief Financial Officer, Treasurer and Secretary. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of Messrs. Tierney and Neumann are set forth in the table of the directors and executive officers of Seneca.

C.    Directors and Executive Officers of Omnicom Group Inc.

      The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Omnicom Group Inc. Unless otherwise indicated below:

o The business address of each person is 437 Madison Avenue, New York, New York 10022, and

o All directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                                          Present Principal Occupation or
      Name                          Employment and Five-Year Employment History
      ----                          -------------------------------------------

      Philip J. Angelastro          Controller of Omnicom from February 1999 to
                                    present; Vice President of Finance,
                                    Diversified Agency Services division of
                                    Omnicom from June 1997 to February 1999;
                                    prior thereto, Partner, Coopers & Lybrand
                                    LLP, an accounting firm.

      *Richard I. Beattie           Director since 2000; Partner, Simpson,
                                    Thacher & Bartlett, a law firm. Mr.
                                    Beattie's principal business address is 425
                                    Lexington Avenue, New York, NY 10017.

      *Bernard Brochand             Director since 1993; Vice Chairman DEB
                                    Worldwide Communications Group Inc., a
                                    subsidiary of Omnicom (Citizen of France).
                                    Mr. Brochand's principal business address is 55 rue d'Amsterdam, 75391 Paris Cedex 08,
                                    France.

      *Robert J. Callander          Director since 1992; Retired Chairman of
                                    Chemical Banking Corporation; Retired
                                    Executive-in-Residence, Columbia School of
                                    Business. Mr. Callander's principal business address is 29 Still Hollow Road, Lebanon, NY
                                    08833.

      *James A. Cannon              Director since 1986; Vice Chairman and Chief
                                    Financial Officer, BBDO Worldwide Inc., a subsidiary of Omnicom. Mr. Cannon's principal business address is 1285 Avenue of the Americas, New York, NY 10019.

      *Leonard S. Coleman, Jr.      Director since 1993; Senior Advisor, Major
                                    League Baseball from 1999 to present; prior thereto, President, National League, Major
                                    League Baseball. Mr. Coleman's principal business address is 9 West 57th Street, 37th
                                    Floor, New York, NY 10019.

      *Bruce Crawford               Director since 1989; Chairman of Omnicom;
                                    prior thereto, Chief Executive Officer of Omnicom until 1997.

                                          Present Principal Occupation or
      Name                          Employment and Five-Year Employment History
      ----                          -------------------------------------------

      *Susan S. Denison             Director since 1997; Partner, Cook
                                    Associates from May 2001 to present;
                                    Partner, The Cheyenne Group, an executive search firm, from 1999 to May 2001; Partner, TASA Worldwide/Johnson, Smith & Knisely from
                                    1997 to 1999; prior thereto, Executive Vice
                                    President, Entertainment and
                                    Marketing--Madison Square Garden. Ms.
                                    Denison's principal business address is 303
                                    East 57th Street, New York, NY 10022.

      *Jean-Marie Dru               Director since May 2001; President and Chief
                                    Executive Officer of TBWA Worldwide Inc., an
                                    Omnicom subsidiary, from April 2001 to
                                    present; Chief Executive Officer of Groupe
                                    BDDP France SA from 1997 to April 2001;
                                    prior thereto, Chief Executive of BDDP
                                    Worldwide. Mr. Dru's principal business
                                    address is 488 Madison Avenue, New York, NY
                                    10022.

      *Peter Foy                    Director since 1999; Chairman, Whitehead
                                    Mann Group plc, a senior level search
                                    organization, from January 1, 2001 to
                                    present; prior thereto, Chairman, Baring
                                    Brothers International, the corporate
                                    finance arm of ING's Investment Bank
                                    (Citizen of the United Kingdom). Mr. Foy's principal business address is 5 Belvedere
                                    Drive, Wimbledon SW19 7BX, England.

      *Michael Greenlees            Director since 2000; Executive Vice
                                    President, Omnicom from March 2001 to
                                    present; President and Chief Executive
                                    Officer, TBWA Worldwide, Inc., an Omnicom subsidiary, from May 1998 to March 2001;
                                    prior thereto, Chairman and Chief Executive
                                    Officer, GGT Group plc, which was acquired by Omnicom in March 1999 (Citizen of the United Kingdom).

      *Thomas L. Harrison           Director since 1999; Chairman and Chief
                                    Executive Officer, Diversified Agency
                                    Services division of Omnicom.

      Dennis E. Hewitt              Treasurer of Omnicom.

      Peter Mead                    Vice Chairman of Omnicom from May 2000 to
                                    present; prior thereto, Group Chief
                                    Executive, Abbot Mead Vickers plc and Joint
                                    Chairman of AMV BBDO.

                                          Present Principal Occupation or
      Name                          Employment and Five-Year Employment History
      ----                          -------------------------------------------

      *John R. Murphy               Director since 1996; Vice Chairman, National
                                    Geographic Society from March 1998 to
                                    present; prior thereto, President and Chief
                                    Executive Officer, National Geographic
                                    Society. Mr. Murphy's principal business address is 3115 Blendon Road, Owings Mills,
                                    MD 21117.

      Robert A. Profusek            Executive Vice President from May 2000 to
                                    present; prior thereto, head of
                                    transactional practice group of Jones, Day, Reavis & Pogue, a global law firm.

      *John R. Purcell              Director since 1986; Chairman and Chief
                                    Executive Officer, Grenadier Associates Ltd.
                                    a merchant banking and financial advisory firm. Mr. Purcell's principal business address is 14155 U.S. Highway One, Suite
                                    310, Juno Beach, FL 33408.

      *Keith L. Reinhard            Director since 1986; Chairman and Chief
                                    Executive Officer, DDB Worldwide, an Omnicom subsidiary. Mr. Reinhard's principal business address is 437 Madison Avenue, New
                                    York, NY 10022.

      *Linda Johnson Rice           Director since 2000; President and Chief
                                    Operating Officer, Johnson Publishing
                                    Company, Inc. Ms. Rice's principal business address is 820 South Michigan Avenue,
                                    Chicago, IL 60605.

      *Allen Rosenshine             Director since 1986; Chairman and Chief
                                    Executive Officer, BBDO Worldwide, an
                                    Omnicom subsidiary. Mr. Rosenshine's
                                    principal business address is 1285 Avenue of the Americas, New York, NY 10019.

      *Gary L. Roubos               Director since 1986; Retired Chairman, Dover
                                    Corporation, a diversified industrial
                                    manufacturing corporation. Mr. Roubos'
                                    principal business address is P.O. Box 2641, Edwards, CO 81632.

      Barry J. Wagner               General Counsel and Secretary of Omnicom.

      Randall J. Weisenburger       Executive Vice President and Chief Financial
                                    Officer from 1999 to present (joined Omnicom in 1998); prior thereto, President and Chief
                                    Executive Officer, Wasserstein Perella
                                    Management Partners, a merchant bank.

                                          Present Principal Occupation or
      Name                          Employment and Five-Year Employment History
      ----                          -------------------------------------------

      *John D. Wren                 Director since 1993; Chief Executive Officer
                                    and President of Omnicom from 1997 to
                                    present; prior thereto, President, Omnicom and Chairman, Diversified Agency Services
                                    Division of Omnicom.

D.    Directors and Executive Officers of Pegasus Investors II GP, LLC

      The following table sets forth the name, present principal occupation or employment for the past five years of each director and executive officer of Pegasus. Unless otherwise indicated below:

o The principal business address of each person listed below is 99 River Road, Cos Cob, Connecticut 06807.

o All of the following persons have held their positions for at least five years except as specified below.

o All directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                                          Present Principal Occupation or
      Name                          Employment and Five-Year Employment History
      ----                          -------------------------------------------

      Craig Cogut                   President of Pegasus and certain of its
                                    affiliates.

      Andrew Bursky                 Vice President, Pegasus and certain of its
                                    affiliates from June 1999 to present; prior thereto, Senior Managing Director of
                                    Interlaken Capital, Inc., a private equity concern.

      David Uri                     Vice President, Pegasus and certain of its
                                    affiliates from June 1999 to present; Vice
                                    President, The Jordan Company, LLC, a
                                    private equity firm, from December 1997 to June 1999; prior thereto, Principal, EXOR
                                    America, Inc., an investment holding
                                    company.

      Rodney Cohen                  Vice President, Pegasus and certain of its
                                    affiliates.

      Jonathan Berger               Vice President, Pegasus and certain of its
                                    affiliates from May 1997 to present; prior thereto, Vice President, UBS Securities,
                                    LLC.

      Eileen Ambach                 Chief Financial Officer, Pegasus certain of
                                    its affiliates from November 1997 to
                                    present; prior thereto, various positions
                                    (the last of which was Senior Manager) at Deloitte & Touche, LLP, an accounting firm.

                                                                     SCHEDULE II

                       GENERAL CORPORATION LAW OF DELAWARE

Section 262: Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
      (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

      Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Organic or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                          EQUISERVE TRUST COMPANY, N.A.

        By Mail:            By Overnight Courier:             By Hand:

 EquiServe Trust Company   EquiServe Trust Company       Securities Transfer
 Attn: Corporate Actions   Attn: Corporate Actions          & Reporting
  Post Office Box 43014       150 Royall Street      c/o EquiServe Trust Company
Providence, RI 02940-3014     Canton, MA 02021          100 William's Street,
                                                             Galleria
                                                         New York, NY 10038

                           By Facsimile Transmission:
                                 (781)-575-2233
                         Confirm Facsimile By Telephone:
                                 (781) 575-3400

                        (For Eligible Institutions Only)
                                 (781) 575-2901

      Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer To Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885